Exhibit 10.1

SOLID POWER, INC.

SEVERANCE BENEFIT PLAN AND SUMMARY PLAN DESCRIPTION

1.          Introduction. The Solid Power, Inc. Executive Change in Control and Severance Plan (the “Prior Plan”) was established effective as of August 4, 2021 by Solid Power, Inc., a Delaware corporation (the “Company”), to provide opportunities with respect to specified benefits to certain key employees of the Company who had entered into “Participation Agreements” under the Plan and whose employment may be involuntarily terminated under the circumstances described in the Plan. The Company desires to continue to provide severance opportunities to key employees in the event their employment is involuntarily terminated in certain circumstances. The Company also desires, however, to broaden the group of employees who have opportunities for severance benefits in the event of involuntary termination not in connection with a change in control and to formalize the terms and conditions under which such severance opportunities will be provided in those circumstances. Accordingly, effective as of October 31, 2025 (the “Effective Date”), the Prior Plan is amended, restated and continued in the form of the following two separate plans: (a) the following provisions, which constitute an amendment, restatement and continuation of the portion of the Prior Plan (including any Participation Agreements) that provided severance benefits and payments to eligible employees of the Company in connection with covered involuntary terminations occurring not in connection with a Change in Control, which plan will be known from and after the Effective Date as “Solid Power, Inc. Severance Benefit Plan” (referred to herein as the “Plan”) and (b) the portion of the Prior Plan (including any Participation Agreements) that provided severance benefits and payments to eligible employees of the Company in connection with covered involuntary terminations occurring in connection with a Change in Control, which plan will be evidenced by a separate written document and will be known from and after the Effective Date as “Solid Power, Inc. Change in Control Severance Plan for Executives” (referred to herein as the “Executive Change in Control Severance Plan”). From and after the Effective Date, the Prior Plan, as in effect immediately prior to the Effective Date (including any Participation Agreements entered into thereunder), will have no further force and effect and will be superseded in its entirety by the Plan and the Executive Change in Control Severance Plan. The Plan as set forth herein is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and this document is intended to constitute both the Plan document and the summary plan description for the Plan as required by ERISA.

2.          Defined Terms. Where the following words and phrases appear in the Plan they will have the respective meanings set forth below, unless the context clearly indicates to the contrary.

(a)            “Administrator” means the Committee (including any person or persons to whom the Committee has delegated any authority or responsibility with respect to the Plan pursuant to Section 10, but only to the extent of such delegation); provided, however, that for purposes of Section 3(16) of ERISA the “plan administrator” will be the Company.

(b)            “Base Salary” means, with respect to a Participant, the Participant’s rate of annual base salary in effect as of the Participant’s Termination Date, excluding overtime, bonuses, shift differentials, performance awards, special additions, income from stock options, equity and equity-based grants, dividend equivalents, in-kind benefits, allowances, perquisites or other incentives, and any other forms of extra compensation. For purposes of the benefits provided by this Plan, Base Salary will be determined without regard to any reduction in a Participant’s rate of Base Salary that constitutes Good Reason.

(c)            “Board” means the Board of Directors of the Company.

(d)           “Bonus” means, for any Participant for any year, the annual incentive bonus to which a Participant would have been entitled for such year had the Participant’s Termination Date not occurred prior to the end of the bonus period or payment date for the annual bonus, as determined under the annual incentive bonus plan of the Company or another Solid Power Company based on satisfaction of the applicable performance criteria for the applicable year (determined without any reduction in such bonus that constitutes Good Reason). If the Termination Date occurs prior to the date on which annual incentive bonuses are established for the year in which the Termination Date occurs, the annual incentive bonus for the year in which the Termination Date occurs will be based on the same target annual bonus that applied to the Participant for the immediately preceding fiscal year.

(e)           “Cash Severance Payment” is defined in Section 4(a).

(f)            “Cause” means, with respect to any Participant, any of the following: (i) fraud, embezzlement, or theft in connection with the Participant’s employment, (ii) gross negligence in the performance of the Participant’s duties, (iii) the Participant’s conviction of, or guilty plea or plea of nolo contendere to, a felony, (iv) the willful and continued failure to substantially perform the Participant’s duties for the Solid Power Companies (except where the failure results from incapacity due to disability), or (v) the willful or negligent engagement in conduct which is, or could reasonably be expected to be, materially injurious to any of the Solid Power Companies, monetarily or otherwise. “Cause” will be interpreted by the Administrator (or its designee) in its sole discretion and such interpretation will be conclusive and binding on all parties.

(g)           “Change in Control” is defined in the Executive Change in Control Severance Plan.

(h)           “Chief Executive Officer” means, as of any relevant date, the Chief Executive Officer of the Company.

(i)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(j)             “Code” means the Internal Revenue Code of 1986, as amended.

(k)            “Committee” means the Human Resources and Compensation Committee of the Board, another duly constituted committee of members of the Board as determined by the Board, or any other person or persons to whom the Committee has delegated any authority or responsibility with respect to the Plan pursuant to Section 10.

(l)             “Company” means Solid Power, Inc. and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation, or any other transaction.

(m)           “Continuous Service” means continuous service as an active Eligible Employee, determined in the sole discretion of the Administrator by any method for determining applicable service in an equitable and non-discriminatory manner. Notwithstanding the foregoing, no service will be counted that would otherwise produce a duplication of benefits under this Plan or any other plan or arrangement of any of the Solid Power Companies.

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(n)           “Effective Date” is defined in Section 1.

(o)           “Eligible Employee” means a U.S. regular, full-time employee of a Participating Company who has completed at least one year of Continuous Service prior to termination, but only if so classified as a full-time employee by the applicable Participating Company in accordance with its normal policies and practices. Excluded Employees will not be Eligible Employees for purposes of the Plan.

(p)           “ERISA” is defined in Section 1.

(q)           “Excluded Employee” means any of the following: (i) temporary, part-time, or contract workers, (ii) an employee who is eligible for any type of severance or termination benefit with respect to a termination otherwise covered by the Plan or who is covered under any other severance plan or agreement of any of the Solid Power Companies, other than government-provided unemployment compensation, and (iii) individuals whose hours of work, wages and other conditions of employment are governed by the provisions of a collective bargaining agreement unless the collective bargaining agreement expressly provides for employees’ coverage in this Plan (provided that such employees, if eligible, will in any event remain subject to the terms and conditions of the Plan). For the avoidance of doubt, a payment pursuant to a retention agreement between a Solid Power Company and a Participant that is payable upon termination will not be treated as being an arrangement covered by clause (ii) above.

(r)            “Executive Change in Control Severance Plan” means the Solid Power, Inc. Change in Control Severance Plan for Executives.

(s)            “Good Reason” means, with respect to any Participant in Group 1 or Group 2, any of the following events that occur, without the Participant’s express written consent, while the Participant is employed by a Participating Company: (i) a material reduction in the Participant’s Base Salary (and a reduction of at least 10% or more will be deemed to be material for purposes of this definition) or a material reduction in the Participant’s annual target bonus, (ii) a material reduction in the Participant’s job duties, or (iii) a change in the principal location of the Participant’s primary job or office location, such that the Participant will be based at a location that is 50 miles or more from the Participant’s principal job or office location of employment immediately prior to the change in location; provided, however, that any such event will not constitute “Good Reason” unless (A) the Participant provides written notice to the Company of the event claimed to constitute “Good Reason” within 90 days of the initial existence of such event, (B) the Company fails to remedy such event within 30 days of receiving such written notice thereof, and (C) the Participant’s Termination Date occurs on account of Good Reason not more than 120 days following the initial existence of the event claimed to constitute “Good Reason”. Good Reason will not apply to any Participant in Group 3 or Group 4.

(t)            “Group” means the following group of which a Participant is a member, as determined as of the Participant’s Termination Date:

(i)            Group 1: will consist of the Chief Executive Officer;

(ii)           Group 2: will consist of Eligible Employees who are Officers (other than the Chief Executive Officer) and Executive Vice Presidents and any other Eligible Employee who has been designated in writing by the Administrator as a member of Group 2;

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(iii)          Group 3: will consist of Eligible Employees who are designated in writing by the Chief Executive Officer as a member of Group 3 (and, in any case, who is not otherwise designated as a member of Group 2); and

(iv)          Group 4: will consist of Eligible Employees who are not members of Group 1, Group 2 or Group 3.

Notwithstanding the foregoing, the designation of an individual to a specific Group will be approved by the Committee to the extent required by applicable law, the governing corporate documents of the Company, or the rules of any stock exchange.

(u)           “Medical Subsidy” means the amount of the employer-paid portion of the applicable monthly premium for the type and level of coverage, if any, applicable to the Participant under the group health plan(s) maintained by the Solid Power Companies as of the Participant’s Termination Date, determined based on the same type and level of coverage for similarly-situated active employees whose Termination Date has not occurred. The Medical Subsidy for any period of less than one month will be prorated. If the Participant is not covered by a group health plan maintained by the Solid Power Companies as of the Participant’s Termination Date, the amount of the Medical Subsidy will be zero.

(v)           “Officer” means an officer of the Solid Power Companies that the Board, in its sole discretion, has determined is an officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

(w)           “Participant” means an Eligible Employee who is included as a member of a Group under the Plan.

(x)            “Participating Company” means the Company and any other Solid Power Company whose employees participate in the Plan with the consent of the Company.

(y)           “Participation Agreements” is defined in Section 1.

(z)            “Payment Date” means the 60th day following the Participant’s Termination Date as a result of a Qualifying Termination; provided, however, that if or to the extent that a portion of the Severance Benefits are not subject to Code Section 409A, the Administrator may, in its sole discretion, designate any date after the Termination Date and prior to the 60th day following the Termination Date as the Payment Date with respect to such portion as permitted under Code Section 409A. In no event will a Participant be permitted to elect the Payment Date.

(aa)         “Plan” means, from and after the Effective Date, this Solid Power, Inc. Severance Benefit Plan as set forth in this document, as hereafter amended from time to time.

(bb)         “Pro Rated Bonus Payment” means, with respect to a Participant, such Participant’s Bonus for the year in which the Termination Date occurs, pro rated through the Termination Date based on the number of days in the year that elapsed prior to the Termination Date.

(cc)         “Prior Plan” is defined in Section 1.

(dd)         “Qualifying Termination” means, with respect to a Participant, the Participant’s Termination Date that occurs on account of (i) termination by the Participant for Good Reason (if the Participant is in Group 1 or Group 2) or (ii) termination by the Solid Power Companies other than for Cause and, in any case, if the following requirements are satisfied: (A) the Participant has signed and returned such documents as the Administrator requires and (B) the Participant’s Termination Date occurs in accordance with the timing and/or conditions set forth in the notice of termination, if applicable. Notwithstanding the foregoing, the Participant’s Termination Date will not be considered to have terminated on account of a Qualifying Termination (and the Participant will not be entitled to any payments or benefits under the Plan) if:

(i)            the Participant’s Termination Date occurs for any reason other than a Qualifying Termination (for example, employees who terminate voluntarily or are discharged for misconduct or poor performance are not eligible), including by reason of death or disability;

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(ii)           the Participant would receive severance or termination benefits (whether the same or different from those provided by the Plan) for the same period under another plan, program, policy or arrangement of any Solid Power Company, including the Executive Change in Control Severance Plan (including an individual agreement but excluding any individual retention agreement with any of the Solid Power Companies);

(iii)          the Participant has been offered comparable employment (as determined by the Administrator), with any entity other than a Solid Power Company as arranged by a Solid Power Company, including without limitation, in connection with any purchase of any Participating Company’s business or assets, any outsourcing arrangement, or any arrangement to transfer employees or business to a customer, supplier or other entity doing business with any Solid Power Company, or any similar transaction or arrangement (regardless of whether such Participant accepts such offer of employment); or

(iv)          the Participant’s employment terminates pursuant to any of the following: (A) a voluntary termination of employment or retirement or resignation of employment before a job-end date that has been specified by a Participating Company or (B) mandatory retirement due to policies of a Participating Company or legal requirement.

(ee)          “Release” is defined in Section 4(c).

(ff)           “Release Requirements” is defined in Section 4(c).

(gg)         “Severance Benefits” means the compensation and other benefits that will be provided to the Participant in the circumstances described in Section 4, consisting of the Cash Severance Payment, the Prorated Bonus Payment and the Medical Subsidy.

(hh)         “Severance Period” means, with respect to a Participant, the number of Weeks of Pay or months of Base Salary (with each month being equal to the Participant’s Base Salary divided by 12) included in the Participant’s Cash Severance Payment as determined in accordance with Section 4(a).

(ii)            “Solid Power Company” means the Company and any other entity in which the Company has an ownership interest, direct or indirect, of at least 50% or any entity that has an ownership interest in the Company, direct or indirect, of at least 50%.

(jj)            “Specified Employee Payment Date” is defined in Section 7(b).

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(kk)          “Termination Date” means, with respect to a Participant, the date on which the Participant’s employment or service with the Solid Power Companies terminates for any reason. Whether a Participant has had a Termination Date will be determined in accordance with Code Section 409A.

(ll)           “Week of Pay” means a Participant’s Base Salary as of the Participant’s Termination Date divided by 52.

3.          Eligibility for Severance Benefits.

(a)            General Conditions on Participation. A Participant is eligible for Severance Benefits under the Plan only if the Participant experiences a Qualifying Termination and only if the other terms and conditions of the Plan are satisfied. No benefits will be paid or provided pursuant to the Plan if the Participant’s Termination Date does not occur as a result of a Qualifying Termination or if any of the terms and conditions of the Plan fail to be satisfied.

(b)            Common Law Employees. Notwithstanding any provision of the Plan to the contrary, any independent contractor or leased employee who performs services for a Participating Company or any other individual performing services who is not classified as an “employee” by a Participating Company will not be considered an “employee” for any purpose of the Plan. No benefits will be provided or service credited under the Plan on a retroactive basis to any person who has performed services for a Participating Company as an independent contractor or as a leased employee, even if such person subsequently becomes a common law employee of a Participating Company or is deemed by a government agency, court or other third party to have been a common law employee of a Participating Company.

4.          Severance Benefits. Subject to the terms and conditions of the Plan (including satisfaction of the Release Requirements), a Participant will be eligible to receive “Severance Benefits” in the event the Participant’s Termination Date occurs on account of a Qualifying Termination.

(a)            Amount of Severance Benefits. Subject to the terms and conditions of the Plan, a Participant’s Severance Benefits will be determined in accordance with the following table based upon the Group of which the Participant is a member as of the Participant’s Termination Date:

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Severance Benefit	Group 1	Group 2	Group 3	Group 4
Base Salary (“Cash Severance Payment”)	12months of Base Salary	9 months of Base Salary	2 Weeks of Pay for each full year of Continuous Service, determined as of the Termination Date, with a minimum of 12 Weeks of Pay and a maximum of 26 Weeks of Pay	2 Weeks of Pay for each full year of Continuous Service, determined as of the Termination Date, with a minimum of 2 Weeks of Pay and maximum of 26 Weeks of Pay
Prorated Bonus Payment	Yes	N/A	N/A	N/A
Medical Subsidy	Severance Period (Maximum)	Severance Period (Maximum)	Severance Period (Maximum)	Severance Period (Maximum)

(b)            Medical Subsidy. Subject to the terms and conditions of the Plan, the Medical Subsidy will be provided to the Participant if, as of or in connection with the Participant’s Termination Date, the Participant is eligible for and elects COBRA coverage in accordance with applicable law. If the Participant is entitled to the Medical Subsidy, the Participant will be entitled to reimbursement for the portion of the applicable premium for the COBRA coverage equal to the amount of the employer contribution for Company-provided group health coverage for the same type and level of coverage provided to similarly-situated active employees whose employment has not terminated.

(c)            Release Requirements. Notwithstanding any other provision of the Plan to the contrary, no Severance Benefits will be paid to a Participant under the Plan unless, in addition to satisfying all other terms and conditions of the Plan, the Release Requirements are satisfied as of the applicable Payment Date. The Release Requirements are satisfied as of the applicable Payment Date. The “Release Requirements” will be satisfied with respect to a Participant as of any date if, as of such date, the Participant (or, in the event of the Participant’s death, the administrator or personal representative of the Participant’s estate) has signed and retuned a general release of claims in such form as reasonably determined by the Company (the “Release”), any applicable revocation period has expired and the Release is effective (including by virtue of the fact that the revocation period has expired). If the Release Requirements are not satisfied as of the Payment Date, no benefits will be paid or provided to or with respect to the Participant pursuant to the Plan. The Company will provide the Release to the Participant on or as soon as reasonably possible following the Termination Date.

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5.          Payment of Severance Benefits.

(a)            Time and Form of Payment. Subject to the terms and conditions of the Plan (including the requirements of Section 4(c)), the Severance Benefits to which a Participant is entitled will be paid or provided as follows:

(i)            The Cash Severance Payment to which a Participant becomes entitled pursuant to Section 4 will be paid in substantially equal installments in accordance with the normal payroll practices of the Participant’s employer, beginning on the first regular payroll date following the Payment Date and continuing during the Severance Period.

(ii)           The Prorated Bonus Payment to which a Participant becomes entitled pursuant to Section 4 will be paid in a lump sum as of the later of (A) the Payment Date or (B) the date on which the annual bonuses for the year in which the Termination Date occurs are paid to similarly-situated employees of the Solid Power Companies whose Termination Date has not occurred.

(iii)          The Medical Subsidy to which a Participant becomes entitled will be provided monthly for the period beginning on the Termination Date and continuing through the earliest of (A) the end of the Severance Period, (B) the date on which COBRA coverage terminates for any reason, or (C) the date on which the Participant becomes eligible to receive group health coverage under another employer’s group health plan (and any such eligibility will be promptly reported to the Company by the Participant). Payment of the Medical Subsidy will commence with the Payment Date (with any payments for the period commencing on the Termination Date and ending on the Payment Date being provided as of the Payment Commencement Date). The Medical Subsidy will be taxable to the Participant as required by applicable law. Notwithstanding the foregoing, in the event that the Company determines that it cannot provide the Medical Subsidy in accordance with the foregoing without incurring significant penalties under appliable law, the Company will pay the Participant a monthly amount equal to what the Medical Subsidy would have been had the Participant elected COBRA coverage (and without regard to whether the Participant actually elects COBRA coverage), such payment will be paid at the same time that the Medical Subsidy would have been paid pursuant to the foregoing provisions of this clause (iii), and will be taxable to the Participant.

(b)            Effect of Death on Payment of Severance Benefits. If a Participant’s Termination Date occurs on account of death, no benefits will be paid or provided under this Plan. If a Participant dies after the Participant’s Termination Date, and before the Payment Date, payment of the Severance Benefits to which the Participant is otherwise entitled under the Plan will be paid to the Participant’s estate in a lump sum provided that all requirements of the Plan are satisfied as of the date that would otherwise be the Payment Date (including, without limitation, the requirements of Section 4c)). If the Participant dies after the Payment Date (or after the Termination Date and prior to the Payment Date but the requirements of the Plan are met as of the Payment Date) but prior to payment of all amounts to which the Participant is entitled under the Plan, any remaining payments to be made to the Participant will be paid to the Participant’s estate in a lump sum as soon as practicable (but in no event more than 30 days after) the date of the Company receives acceptable proof of the Participant’s death.

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(c)            Forfeiture and Recovery. If a Participant materially violates the Release or any confidentiality, non-competition and/or non-solicitation agreement or similar agreement with any of the Solid Power Companies or if, after a Participant’s Termination Date, facts are disclosed or discovered that would have constituted termination under circumstances that would have made the Participant ineligible for benefits under the Plan, then the Participant will forfeit any and all rights to payments and benefits under this Plan, and, to the extent that any Severance Benefits has been paid to the Participant under the Plan, the Company may recover the full amount of the Severance Benefits that were previously paid or provided to the Participant.

6.          Exclusive Benefit. In no event will a Participant be entitled to benefits under the Plan and the Executive Change in Control Severance Plan for the same Termination Date or under any other severance or termination plan for the same Termination Date. Notwithstanding the foregoing, in no event will the Plan supersede or adversely affect the rights of any individual under an individual retention agreement with any of the Solid Power Companies (and any payments to any individual under an individual retention agreement with the Solid Power Companies will not adversely affect such individual’s benefits under the Plan).

7.          Code Section 409A.

(a)            Compliance with Code Section 409A. The payments and benefits to be provided under the Plan are intended to comply with Code Section 409A or an exemption thereunder and will be construed and administered in accordance with Code Section 409A. Notwithstanding any other provision of the Plan, payments of “nonqualified deferred compensation” provided under the Plan may only be made upon an event and in a manner that complies with Code Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Code Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Code Section 409A to the maximum extent possible. To the extent Code Section 409A applies, each installment payment provided under the Plan will be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under the Plan by reason of a termination of employment will only be made if such termination of employment constitutes a “separation from service” under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Code Section 409A and in no event will any Solid Power Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Code Section 409A.

(b)            Specified Employee. Notwithstanding any other provision of the Plan, if at the time of a Participant’s termination of employment, the Participant is a “specified employee,” determined in accordance with Code Section 409A, any payments and benefits provided under the Plan that constitute “nonqualified deferred compensation” subject to Code Section 409A that are provided to the Participant on account of the Participant’s separation from service will not be paid until the first payroll date to occur following the 6-month anniversary of the Participant’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such 6-month period will be paid in a lump sum on the Specified Employee Payment Date, without interest, and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. If the Participant dies during the 6-month period, any delayed payments will be paid to the Participant’s estate in a lump sum upon the Participant’s death.

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(c)            Reimbursements and In-Kind Benefits. To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under the Plan will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) any reimbursement of an eligible expense will be paid to the Participant on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any right to reimbursements or in-kind benefits under the Plan will not be subject to liquidation or exchange for another benefit.

8.          Withholding. The Company (or any of its affiliates) will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

9.          No Mitigation; Offsets and Substitution. No Participant will be required to seek other employment or otherwise to mitigate any payment provided under the Plan. Each Solid Power Company, however, reserves the right to deduct from any Severance Benefits any amount that the Participant owes to it or any other Solid Power Company, up to the extent permitted by law, including, but not limited to, plan premiums, borrowed vacation days, educational assistance, sign-on bonuses, loans and/or relocation obligations. Any deduction pursuant to the foregoing will be applied in a manner consistent with Code Section 409A to the extent that the Severance Benefits are subject to Code Section 409A. To the extent that any amounts would otherwise be payable (or benefits would otherwise be provided) to a Participant under another plan of a Solid Power Company or an agreement between a Participant and a Solid Power Company, including a change in control plan or agreement, an offer letter or letter agreement, and to the extent that such other payments or benefits or the severance payments and benefits provided under this Plan are subject to Code Section 409A, the Plan will be administered to ensure that no payment or benefit under the Plan will be (a) accelerated in violation of Code Section 409A, (b) further deferred in violation of Code Section 409A, or (c) result in a duplication of benefits. Payments pursuant to an individual retention agreement between a Participant and a Solid Power Company will not be considered to provide duplicate benefits under the Plan.

10.        Administration.

(a)            Generally. The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Administrator will make all determinations as to the right of any person to Severance Benefits and other benefits under the Plan and will have the discretionary authority to conclusively construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of any persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions, and any such determinations will be binding on all parties. Benefits will only be paid if the Administrator, in its sole discretion, determines that the employee or beneficiary is entitled to them. In no event will any Participant make any determination as to the Participant’s own benefits under the Plan. Subject to the terms and conditions of the Plan, the Administrator (i) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (ii) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan. Any delegation will include the same full, final and discretionary authority that the Administrator has listed herein and any decisions, actions or interpretations made by any delegate will have the same ultimate binding effect as if made by the Administrator.

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(b)            Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

11.        Amendment or Termination. The Committee reserves the right to amend or terminate the Plan at any time without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual provided, however, any Plan amendment or termination or other action that reasonably could be expected to materially increase the cost of the Plan must be approved by the Board. Notwithstanding the foregoing, in no event may the Plan be amended or terminated in any manner that that would have the effect of materially and adversely affecting or reducing benefits or the rights of any Participant whose Termination Date has occurred in a Qualifying Termination unless, in an applicable case, the Participant consents to such amendment or termination. Any amendment or termination of the Plan will be in writing. Amendments or terminations of the Plan to comply with Code Section 409A (or to provide for payment timing in accordance with Code Section 409A, including in the event of a change in control) will not be considered to materially adversely affect the rights or benefits of a Participant hereunder.

12.        Claims and Appeals.

(a)            Generally. It is not expected that a Participant will need to make a claim for benefits under the Plan. If, however, a Participant believes that the Participant is entitled to payments and benefits under the Plan that are not provided to the Participant, then the Participant may submit a claim to the Administrator in writing.

(b)            Benefit Claims. If a Participant files a claim for benefits, the Participant will be notified of the Administrator’s decision with respect to the claim within 90 days (which may be extended to 180 days, if required) of the date the claim is received. If the Administrator requires an extension of time to respond to a claim, the Administrator will provide the Participant with notice of the reason for the extension within the initial 90-day period and a date by which the Participant can expect a decision. A claim will be deemed denied if the Administrator fails to notify the Participant within 90 days after receipt of the claim, plus any extension of time for processing the claim not to exceed 90 additional days, as special circumstances require.

(c)            Denied Claims. If a claim for benefits is denied (or deemed to be denied), in whole or in part, the Administrator will furnish the Participant with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary and appropriate information concerning steps to take if the Participant wishes to submit the claim for review. Within 60 days after the date of written notice denying any benefits, the Participant may request, in writing, a review of that decision. Such request for review may contain such issues and comments as the Participant wants considered in the review. The Participant may also review pertinent documents in the Administrator’s possession. The Participant will be notified of the Administrator’s decision with respect to the appeal of a denied claim within 60 days (which may be extended to 120 days, if required) of the date the request for review of the denied claim is received. If the Administrator requires an extension of time to review the appeal, the Administrator will provide the Participant with notice of the reason for the extension within the initial 60-day period and a date by which the Participant can expect a decision. A claim will be deemed denied on appeal if the Administrator fails to notify the Participant within 60 days after receipt of the claim, plus any extension of time for processing the claim not to exceed 60 additional days, as special circumstances require. This notice of denial will include the reasons for the denial and the specific provision(s) on which the denial is based. Any decision on final appeal will be final, conclusive and binding upon all parties. If the final appeal is denied, however, the Participant will be advised of the Participant’s right to file a claim in court.

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13.        Miscellaneous.

(a)            Source of Benefits. All payments under the Plan will be paid from the general funds of the Participating Companies; no separate fund will be established under the Plan and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Participating Companies.

(b)            Inalienability. In no event may any current or former employee of any Solid Power Company sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

(c)            No Guarantee of Employment or Service. None of the establishment, maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of, or service provider to, any Solid Power Company for any particular period of time, as nothing herein alters the at-will employment relationship between any Participant and any Solid Power Company. The Solid Power Companies expressly reserves the right to discharge any of its employees at any time, with or without cause.

(d)            Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

(e)            Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Colorado (but not its conflict of laws provisions).

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(f)            Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

(g)            Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

(h)            Gender and Number. Where the context admits, words in any gender will include any other gender or no gender, words in the singular will include the plural and the plural will include the singular.

14.        Additional ERISA Information.

Plan Name:	Solid Power, Inc. Severance Plan

Plan Sponsor:	Solid Power, Inc.
486 S. Pierce Ave., Suite E
Louisville, CO 80027
(303) 219-0720

Identification Numbers:	86-1888095

Plan Number:	501

Plan Year:	Calendar Year

Administrator:	Solid Power, Inc.
Attention: Administrator of the Solid Power, Inc.
Severance Plan
486 S. Pierce Ave., Suite E
Louisville, CO 80027
(303) 219-0720

Agent for Service of
Legal Process:	Solid Power, Inc.
Attention: Chief Legal Officer
486 S. Pierce Ave., Suite E
Louisville, CO 80027
Service of process also may be made upon the Administrator.

Type of Plan	Severance Plan/Employee Welfare Benefit Plan

Plan Costs	The cost of the Plan is paid by the Participating Companies.

15.        Participant Rights.

Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants will be entitled to:

Receive Information About the Plan and Benefits

•           Examine, without charge, at the Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including copies of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

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•           Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

•           Receive a summary of the Plan’s annual financial report. The Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Plan Participants and beneficiaries. No one, including an employer or any other person, may fire an employee or Participant or otherwise discriminate against an employee or Participant in any way to prevent such employee or Participant from obtaining a benefit or exercising the employee’s or Participant’s rights under ERISA.

Enforcement of Rights

If a Participant’s claim for a welfare benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if the Participant requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within 30 days, the Participant may file suit in a Federal court. In such a case, the court may require the Administrator to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If the Participant has a claim for benefits which is denied or ignored, in whole or in part, the Participant may file suit in a state or Federal court.

If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting the Participant’s rights, the Participant may seek assistance from the U.S. Department of Labor, or the Participant may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If the Participant is successful the court may order the person the Participant has sued to pay these costs and fees. If the Participant loses, the court may order the Participant to pay these costs and fees, for example, if it finds the claim frivolous.

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Assistance with Questions

If a Participant has any questions about the Plan, the Participant should contact the Administrator. If the Participant has any questions about this statement or about the Participant’s rights under ERISA, or if the Participant needs assistance in obtaining documents from the Administrator, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the Participant’s telephone directory or:

Division of Technical Assistance & Inquiries Employee Benefits Security Administration

U.S. Department of Labor

200 Constitution Avenue, N.W.

Washington, D.C., 20210

A Participant may also obtain certain publications about the Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at (866) 444-EBSA.

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